TECHNE CORPORATION BOARD MEMBER RECOGNIZED


Minneapolis/June 10, 2009/ Charles A. Dinarello, M.D., a Professor of Medicine at the University of Colorado School of Medicine in Denver and a member of the Techne Corporation Board of Directors, was recently recognized with two distinguished awards.

On April 26, 2009, Dr. Dinarello, Ralph M. Steinman, M.D., of Rockefeller University and Bruce Beutler, M.D., of The Scripps Research Institute, were the 2009 recipients of the Albany Medical Center Prize in Medicine and Biomedical Research for their "groundbreaking discoveries that have transformed the field of immunology." The Prize is the largest award in medicine or science in the United States.

James J. Barba, president and chief executive officer of Albany Medical Center, who served as chairman of the National Selection Committee, in an April press release, said, "Collectively, the work of these scientists has led to a dramatically better understanding of the human immune system, in health and in disease. That knowledge has already directly resulted in new therapies for people with conditions including rheumatoid arthritis, diabetes, Crohn's disease and cancer. And, the discoveries they have made about how the body senses and responds to infection remain the basis of active research that holds the promise of new and improved vaccines and innovative ways to harness the power of the immune system to better fight viruses and bacterial illness. Their achievements are nothing short of astounding."

Dr. Dinarello, along with Professors Tadamitsu Kishimoto, M.D., Ph.D., and Toshio Hirano, M.D., Ph.D., both of Japan, have been named Crafoord Laureates 2009 and were honored by the Royal Swedish Academy of Sciences in ceremonies on May 11, 2009 in Stockholm, Sweden. The laureates received their prize medals from the King of Sweden, Carl Gustav the 16th. The 2009 Crafoord Prize was awarded "for their pioneering work to isolate interleukins, determine their properties and explore their role in the onset of inflammatory diseases." This year's Crafoord Prize laureates discovered two new key players in the immune system of the human body: the signal substances interleukin-1 (IL-1) and interleukin-6 (IL-6). Child and adult joint-disease sufferers often have high concentrations of these substances in their bodies. Activated by these substances, the immune system then starts to break down cartilage and bone. The Crafoord Prize in astronomy and mathematics, biosciences, geosciences or polyarthritis is awarded by the Royal Swedish Academy of Sciences annually according to a rotating scheme. The Crafoord prize is one of the world's largest scientific prizes.

Tom Oland, President and Chief Executive Officer of Techne Corporation, stated that "the shareholders and employees of the Company are very fortunate to benefit from Dr. Dinarello's extraordinary experience and commitment to science. Dr. Dinarello has been helpful to the Company and its scientists for many years. On their behalf, we offer sincerest congratulations for these well-deserved recognitions."

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
         (612) 379-8854